Exhibit 99.1
•	Motorola Announces $1.2 Billion Accelerated Share Buyback and Early Completion of 3-Year, $4 Billion Program After Only 14 Months
•	Company Also Announces New 3-Year, $4.5 Billion Share Repurchase Program
SCHAUMBURG, Ill. – 24 July, 2006 – Motorola, Inc. (NYSE: MOT) today reported an agreement to repurchase approximately $1.2 billion of its common shares, representing the remaining availability under its $4 billion share repurchase program announced on May 18, 2005. This $4 billion program represented the first stock repurchase program in Motorola’s history.
Motorola also announced today that the company’s Board of Directors has authorized the company to repurchase up to an additional $4.5 billion of its outstanding shares of common stock over the next 36 months, subject to market conditions. Based on Motorola’s current stock price, $4.5 billion represents approximately 9% of the company’s total market capitalization.
“Motorola remains committed to providing growth and value for our stockholders. We have completed our first-ever share repurchase program almost 2 years ahead of schedule and we are immediately instituting a second share repurchase program,” said David Devonshire, Motorola’s chief financial officer. He further stated, “We believe that at current price levels, Motorola shares are an attractive investment and our recent repurchases highlight our continuing confidence in Motorola’s long-term growth. With our strong balance sheet and significant free cash flow, we maintain the flexibility to invest in our current business, take advantage of strategic opportunities, continue to repurchase our shares, pay dividends and further reduce debt.”
Under the accelerated share repurchase agreement, Motorola will immediately pay $1.2 billion and will receive a substantial majority of the shares to be delivered under the agreement within three weeks. The specific number of shares to be repurchased is generally based on the volume weighted average share price of the company’s common shares during the term of the accelerated repurchase agreement, subject to collar provisions that establish the minimum and maximum numbers of shares. The company expects final delivery of any additional shares to occur in the first quarter of 2007, although in certain circumstances the completion date may be shortened or extended. All of the repurchased shares will be retired.
Under the new $4.5 billion share repurchase program, Motorola will repurchase shares from time to time for cash in open market transactions or in privately-negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the company’s management based on their evaluation of market conditions, share price and other factors. The share repurchase program may be suspended or discontinued at any time. As of July 1, 2006, Motorola had cash, cash equivalents and short-term investments of approximately $14.4 billion and had a net cash position of $10.1 billion.1
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. For more information about our company, our people and our innovations, please visit www.motorola.com.
Business Risks
Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about: (1) Motorola’s long-term growth; (2) Motorola’s capability to generate free cash flow; (3) Motorola’s ability to invest in our current business, pay dividends, further reduce debt, complete our first share repurchase program, initiate a second share repurchase program and take advantage of strategic opportunities; and (4) the amount and timing of future share repurchases under the new share repurchase program. Motorola cautions the read that the factors below are those in Item 1A of Motorola’s Annual Report on Form 10-K and in its other SEC filings could cause Motorola’s actual results to differ materially from those stated in the forward-looking statements. These factors include: (1) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications, broadband and automotive industries; (2) the timing and amount of revenues that may be recognized by Motorola; (3) continuation of current revenue and expense trends; (4) absence of unforeseen changes in Motorola’s markets; and (5) the impact of changes in governmental policies, laws or regulations.
Media Contact:
Jennifer Weyrauch
+1-847-435-5320
Jennifer.Weyrauch@motorola.com
MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.
© Motorola, Inc. 2006

1 Net Cash = Cash, Cash Equivalents and Short-Term Investments minus Notes Payable minus Current Portion of Long-Term Debt minus Long-Term Debt.